CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2010, relating to the financial statements and financial highlights which appears in the March 31, 2010 Annual Report to Shareholders of Old Mutual Funds II, which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Counsel and Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Denver, Colorado
July 27, 2010